Exhibit (r)(1)

Dividend Capital Investments LLC

Code of Ethics

Dividend Capital Investments LLC Code of Ethics

Table of Contents

1 - Statement of General Policy

2 - Definitions

3 - Standards of Business Conduct

4 - Prohibition Against Insider Trading

5 - Personal Securities Transactions

6 - Gifts and Entertainment

7 - Protecting the Confidentiality of Client Information

8 - Service as a Director

9 - Compliance Procedures

10 - Certification

11 - Records

12 - Reporting Violations and Sanctions

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Dividend Capital Investments LLC as well as its affiliated Fund Companies (Dividend Capital Realty Income Fund ‘DCRAX’, Dividend Capital Strategic Global Realty Fund ‘DCW’ and Dividend Capital Realty Income Allocation Fund ‘DCA’) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and SEC Rule 17j-1 under the Investment Company Act of 1940 (the ‘Act’).

This Code establishes rules of conduct for all employees of Dividend Capital Investments LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Dividend Capital Investments LLC and its employees owe a fiduciary duty to Dividend Capital Investments LLC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Dividend Capital Investments LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, and SEC Rule 17j-1 under the Investment Company Act of 1940 both Dividend Capital Investments LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Dividend Capital Investments LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients

Dividend Capital Investments LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Dividend Capital Investments LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Dividend Capital Investments LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Dividend Capital Investments LLC. Dividend Capital Investments LLC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Gordon Taylor, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Dividend Capital Investments LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Dividend Capital Investments LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Gordon Taylor. Gordon Taylor may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Gordon Taylor will periodically report to senior management/board of directors of Dividend Capital Investments LLC to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

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“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

“Beneficial ownership” shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations hereunder, which, generally speaking, encompass those situations where the beneficial owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. This would include:

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securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

•	securities held in the name of a member of his or her immediate family sharing the same household;

•	securities held by a trustee, executor, administrator, custodian or broker;

•	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

•	securities held by a corporation which can be regarded as a personal holding company of a person; and

•	securities recently purchased by a person and awaiting transfer into his or her name.

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‘Real Estate Companies’ shall mean any company in which at least 50% of its assets, gross revenues, or net profits are committed to, or derived from, real estate or real estate-related activities. Real estate companies may include, nut are not limited to, the following: real estate operating companies, real estate investment trusts (REITS), and special purpose entities such as pass-through trusts or other special purpose entities that issue commercial mortgage-backed securities (CMBS) and/or execute real estate financings or securitizations.

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“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Dividend Capital Investments LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Dividend Capital Investments LLC or a control affiliate. acts as the investment adviser or principal underwriter for the fund; and (vi) Exchange Trades Funds (ETFs), whether registered as open-end investment companies or unit investment trusts, are deemed to be reportable securities.

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“Supervised person” means directors, officers and partners of Dividend Capital Investments LLC (or other persons occupying a similar status or performing similar functions); employees of Dividend Capital Investments LLC; and any other person who provides advice on behalf of Dividend Capital Investments LLC and is subject to Dividend Capital Investments LLC’s supervision and control.

Standards of Business Conduct

Dividend Capital Investments LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it’s employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Dividend Capital Investments LLC’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Dividend Capital Investments LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Dividend Capital Investments LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Dividend Capital Investments LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Dividend Capital Investments LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Gordon Taylor immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Dividend Capital Investments LLC), while in the possession of material, nonpublic information, nor may any personnel of Dividend Capital Investments LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Gordon Taylor.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Dividend Capital Investments LLC’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Dividend Capital Investments LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Gordon Taylor.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to Gordon Taylor.

•	After Gordon Taylor has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Gordon Taylor before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Dividend Capital

Investments LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Dividend Capital Investments LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Gordon Taylor immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Dividend Capital Investments LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Dividend Capital Investments LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Gordon Taylor may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Gordon Taylor shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Gordon Taylor may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Gordon Taylor and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

7. Addendum to Code of Ethics

DCI has additional policies and procedures regarding Indiser Trading that are an addemdum to these procedures. These policies and procedures must be read in conjuntion with these Code of Ethics Policies and Procedures.

Personal Securities Transactions

General Policy

Supervised persons shall not engage in any act, practice or course of conduct which would violate the provisions of SEC Rule 17j-1 and/or Rule 204A-1 under the Investment Advisers Act . No supervised person shall purchase or sell, directly or indirectly any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to his/her actual knowledge, at the time of such purchase or sale (i) is being considered for purchase or sale by the Fund; or (ii) is being purchased or sold by the Fund; except that the prohibitions of this section shall not apply to:

•	purchases or sales affected in any account over which the supervised person has no direct or indirect influence or control;

•	purchases or sales which are non-volitional on the part of either the supervised person;

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purchases which are part of an automatic dividend reinvestment or other plan established prior to the time the security involved came within the purview of this Code; and purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Dividend Capital Investments LLC has adopted the following principles governing personal investment activities by Dividend Capital Investments LLC’s supervised persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Gordon Taylor who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Gordon Taylor who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-clearance Required for Transactions in Real Estate Securities

No supervised person shall purchase or sell purchase or sell any real estate related security without the prior written approval of Phil Perrone who has been provided with full details of the proposed transaction and, if approved, will be monitored for possible future conflicts.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within seven (7) calendar days after an access person executed a transaction in the same security, Gordon Taylor will review the supervised person’s and the client’s transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Short-Term Trading Profits

No supervised person shall profit from the purchase and sale, or sale and purchase, of the same securities of which such person has beneficial ownership within 60 calendar days [and which are held in client accounts]. Any prohibited short-term profits are subject to cancellation with the supervised person being responsible for any short-term profit.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Dividend Capital Investments LLC has adopted the policies set forth below to guide supervised persons in this area.

General Principals - Supervised persons may not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence or appear to influence their decision-making or make or appear to make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or its personnel. With these principles in mind, the Firm has adopted the following policies and procedures regarding gifts, entertainment and political contributions:

Gifts - Any and all gifts received by access persons must be reported to Compliance and approved by DCI Principals (designated below). Generally, nominal gifts such as items with company logos valued at under $100 will be approved. Gifts that are accepted but not approved will need to be returned. No access person may accept any gift or other thing of more than $100 in value, annually, from any existing or prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Nor may any access person give or offer any gift of more than $100.00 value to existing clients, prospective clients, or any entity that does or seeks to do business with the Firm without pre-approval by the designated DCI Principals. Further, access persons may not give or accept any gifts (regardless of value) in the form of cash or cash equivalents to or from a client, prospective client, or any entity that does or seeks to do business with the Firm. All gifts must be reported on the Receipt of Gift or Entertainment Form.

Entertainment - No access person may provide or accept entertainment to or from a client, prospective client, or any person on entity that does or seeks to do business with the Firm that the Firm deems to be extravagant or excessive. Access persons may provide or accept a business entertainment events, such as dinner, golf outing or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any entertainment event that exceeds $100 in approximate value must be reported to the CCO using the Receipt of Gift or Entertainment Form.

Entertainment events that exceed, or might exceed, $250 in approximate value must be submitted and pre-approved by the designated Principals of DCI. If you attend an event (entertainment) that was not expected to exceed $250 in value but you subsequently realize that it did exceed that amount, the event must be reported immediately (generally within 72 hours of the event). Entertainment may not exceed a total annual limit of $1,000 from the same individual or same company without prior approval.

Reimbursement for entertainment expenses of access persons must be submitted on the proper T&E forms with appropriate details and receipts. Expenses submitted for reimbursement must be approved by the President of DCI or his designee.

Bribes - No supervised person may pay, arrange or have any direct or indirect involvement in any attempted or successful bribes, kickbacks or other illegal gratuities.

Political Activities -

Firm Political Activities. No supervised person may make political contributions of Firm assets, directly or indirectly, to any public official, political candidate or political party, or to any other organization that might use the contribution to support or influence a public official or a political candidate or party.

Personal Political Activities. Supervised persons may not make personal political contributions for the purpose of obtaining or retaining advisory contracts with government entities. Personal political contributions, other than national contributions, of more than de minimis value ($100) will need to be pre-approved by DCI Principals. Those seeking pre-approval will certify that the contribution is not made for the purpose of obtaining or retaining the Firm’s engagement as an investment adviser by the government entity. Annual reporting is required for de minimis contributions. Current laws and rules in various jurisdictions may also prohibit or limit gifts or entertainment extended to public officials. Each Investment Person is responsible for complying with such applicable laws and rules.

Officials of Union-Related Retirement Plans - Entertainment that includes officials of union-related retirement plans, such as Taft-Hartley plans, requires the filing of a Form LM-10 if the value exceeds $25.00. As such, entertainment involving officials of union-related retirement plans is highly discouraged and all such entertainment must be pre-approved by the President or Chief Compliance Officer.

Reporting of Gifts or Entertainment Received - Supervised persons are required to report the receipt of gifts and/or entertainment on the attached “Receipt of Gifts or Entertainment Reporting Form”. This form must be submitted to the Chief Compliance Officer as soon as possible after receipt of the gift or entertainment. Each quarter supervised persons shall certify (with their Code of Ethics filings) that they have reported all gifts received and entertainment that is subject to the reporting requirements.

Designated DCI Principals (eligible to approve gifts and entertainment) –

•	President of DCI (Tom Florence),

•	VP of DCI (Jeff Taylor)

•	Chief Compliance Officer of DCI (Phil Perrone).

If you have any questions or concerns about the appropriateness of any gift, please consult Gordon Taylor.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Dividend Capital Investments LLC, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Dividend Capital Investments LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Dividend Capital Investments LLC’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Dividend Capital Investments LLC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Dividend Capital Investments LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Dividend Capital Investments LLC will require that any financial intermediary, agent or other service provider utilized by Dividend Capital Investments LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Dividend Capital Investments LLC only for the performance of the specific service requested by Dividend Capital Investments LLC;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Dividend Capital Investments LLC, or as otherwise required by any applicable law. In the event Dividend Capital Investments LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Dividend Capital Investments LLC shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Dividend Capital Investments LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Dividend Capital Investments LLC’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Dividend Capital Investments LLC, must return all such documents to Dividend Capital Investments LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Dividend Capital Investments LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Dividend Capital Investments LLC’s services to clients;

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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Dividend Capital Investments LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Dividend Capital Investments LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Gordon Taylor is responsible for reviewing, maintaining and enforcing Dividend Capital Investments LLC’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of Gordon Taylor.

Service as a Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by Gordon Taylor or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Dividend Capital Investments LLC’s clients. Where board service is approved Dividend Capital Investments LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance

All supervised persons shall pre-clear any and all IPOs trades and private or limited offerrings, and real estate companies/securities transactions, prior to executing an order (this includes trades in Dividend Capital Trust, Dividend Capital Realty Income Fund, and the Dividend Capital Realty Income Allocation Fund or any other affiliated entity). A written request must be submitted to the Compliance Officer, and the Compliance Officer must give his/her written authorization prior to placing a purchase or sell order with a broker. Should the Compliance Officer deny the request, he/she will give a reason for the denial. An approved request will remain valid for two (2) business days from the date of the approval.1[1]

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Dividend Capital Investments LLC firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

(Note: Firms that require pre-clearance of supervised person’s personal securities transactions may wish to designate certain types of transactions as exempt from pre-clearance (but not from reporting) requirements.)

Reporting Requirements

1[1]	The placement of a limit order constitutes a transaction requiring approval, and the limit order must be placed within two days from the date of approval. Implementation of a limit order in accordance with its approved terms is a ministerial act which occurs in the future by the terms of the limit order, and does not require approval. A change of terms in, or withdrawal of, a standing limit order is an investment decision for which clearance must be obtained.

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to Gordon Taylor which must contain the information described below. It is the policy of Dividend Capital Investments LLC that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Gordon Taylor.

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

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The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report

Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

4. Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Dividend Capital Investments LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

5. Monitoring and Review of Personal Securities Transactions

Gordon Taylor or a designee will monitor and review all reports required under the Code for compliance with Dividend Capital Investments LLC’s policies regarding personal securities transactions and applicable SEC rules and regulations. Gordon Taylor may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Dividend Capital Investments LLC. Any transactions for any accounts of Gordon Taylor will be reviewed and approved by the President or other designated supervisory person. Gordon Taylor shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Gordon Taylor that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Gordon Taylor in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Gordon Taylor that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Gordon Taylor regarding any inquiries pertaining to the Code or the policies established herein.

Records

Gordon Taylor shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

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A record of any violation of Dividend Capital Investments LLC’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Dividend Capital Investments LLC;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

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A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Gordon Taylor or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Gordon Taylor shall promptly report to senior management all apparent material violations of the Code. When Gordon Taylor finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.